Exhibit 4.10

BT Executive Share Plan

The Rules As adopted on 27 September 1994 and amended in May 1995, September 1995, July 1997, June 1998, September 2000, March 2001, and August 2001 and September 2001

BT Executive Share Plan

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BT EXECUTIVE SHARE PLAN

1.	Definitions

In these Rules:

(1)	The following words and expressions shall have the following meanings:

Acceptance Date means the date by which a Recommended Participant must apply for the grant of a Matched Invested Share Award pursuant to Rule 3;

Annual Bonus means in respect of a Plan Year:

(i)	the amount of bonus (if any) actually awarded or to be awarded to a Recommended Participant; or

(ii)
the amount of bonus notionally awarded to a Recommended Participant for the purposes of the Plan only, at the discretion of the Committee if it believes that exceptional circumstances make this desirable, and, if paid or, for a bonus notionally awarded, if it would have been paid had it been awarded, in a currency other than sterling, at the applicable spot rate on the first day of the relevant Plan Year;

Award means the grant pursuant to Rule 4 of a Matched Share Award or a Restricted Share Award or both as the context may require;

Award Letter means a letter confirming the Award granted to a Participant by the Trustee;

Board means the board of directors for the time being of the Company or a duly authorised committee of it;

Control has the meaning set out in Section 840 of the Income and Corporation Taxes Act 1988;

Close Period means such time as the directors of the Company would be prohibited from dealing in Shares, for whatever reason, in accordance with the London Stock Exchange model code on transactions in securities or such codes as the Company may have from time to time or such other statutory order regulation or other prohibition from dealing in Shares or rights over Shares;

Committee means a committee of the Board or sub-committee of a committee of the Board duly authorised by the Board to operate and/or administer the Plan none of whose members are executive directors of the Board;

Company means British Telecommunications public limited company unless:

(i)	Rule 10.2 operates, in which case it shall mean the Employing Company; or

(ii)	Rule 11.4 operates, in which case it shall mean the company referred to in Rule 11.4;

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Date of Award means the Dealing Day on which a Matched Share Award and/or Restricted Share Award is granted by the Trustee pursuant to Rule 4;

Dealing Day means a date which is not during a Close Period on which dealings are done on the London Stock Exchange;

Eligible Employee means an employee or executive director of a Group Member;

Employing Company means, following a demerger of the Company, the company whose shares are listed on the London Stock Exchange and is the ultimate holding company (as defined in section 736 of the Companies Act 1985) of

(i)	the business within which the Participant is employed; or

(ii)	where the Participant ceased employment with the Group prior to the demerger, the company which employed the Participant at the time that his Award was made;

Grossed up Value means in relation to a Recommended Participant’s Invested Amount for a Plan Year, the percentage (rounded up or down to a whole number, if necessary, at the discretion of the Trustee) which that Invested Amount bears to that Recommended Participant’s Net Annual Bonus for that Plan Year multiplied by that Recommended Participant’s Annual Bonus for that Plan Year;

Group means:

(a)	the Company; and

(b)	all Subsidiaries of the Company;

(c)	any Holding Company of the Company; and

(d)	all Subsidiaries of the Company’s Holding Company

and the expressions the Group and Group Member shall be construed accordingly;

Holding Company means a holding company as defined in Section 736 of the Companies Act 1985;

Injury, Illness and Disability shall respectively be as evidenced to the satisfaction of the Committee;

Invested Amount means an amount equal to the amount of Net Annual Bonus which a Recommended Participant specifies in his Notice of Election (by reference to a percentage of his Net Annual Bonus or otherwise) and which he contributes to the Trustee in Shares or cash or both pursuant to Rule 3.4 or 3.5 or both;

Invested Shares means such number of Shares which are held by the Trustee on behalf of the Participant as bare trustee during the Relevant Period of the related Matched Invested Share Award and which have been acquired by the Trustee pursuant to Rule 4.3;

London Stock Exchange means the London Stock Exchange Limited;

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Market Value means in relation to a Share (or, for the purposes of Rule 10.2, a share) on any day, an amount equal to its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on that day;

Matched Invested Share Awards means an irrevocable contingent award of Shares granted by the Trustee to a Recommended Participant pursuant to Rule 4.3;

Matched Restricted Share Award means an irrevocable contingent award of Shares granted by the Trustee to a Recommended Participant pursuant to Rule 4.3;

Matched Share Award means a Matched Invested Share Award or a Matched Restricted Share Award or both as the context requires;

Multiple means a multiple which shall be applied to the calculation of the Matched Share Awards which shall not exceed three;

Net Annual Bonus means the amount of Annual Bonus after the deduction of any income tax and social security contributions which are, or for those Recommended Participants whose Annual Bonus has been notionally awarded, would be properly deductible from that amount;

New Shares means the same as “new holding” under Section 126 of the Taxation of Chargeable Gains Act 1992;

Notice of Election means a Recommended Participant’s application to the Trustee for the grant of a Matched Invested Share Award;

Participant means a Recommended Participant who has been granted an Award by the Trustee under Rule 4, and where the context so admits or requires, shall include his personal representative(s);

Performance Requirement means such condition or requirement which may be imposed on the grant of a Restricted Share Award or a Matched Share Award by the Trustee (on the recommendation of the Committee) and which must be wholly or partly satisfied at or before the end of the Relevant Period as specified by the Company;

Plan means this plan of the Company which shall be known as the BT Executive Share Plan as constituted in accordance with these Rules with and subject to any amendments effected in accordance with these Rules;

Plan Year means 1 April of one year to 31 March of the following year or such other dates as the Committee may decide from time to time;

Purchase Period with respect to Shares the subject of an Award means the period beginning on the Date of Award and ending on the tenth Dealing Day after that Date of Award and with respect to Invested Shares which are to be purchased by the Trustee means the period beginning on the Date of Award for the Matched Invested Share Award relating to those Invested Shares and ending on the tenth Dealing Day after the Date of Award;

Recommended Participant means an Eligible Employee recommended by the Committee to the Trustee for the grant of an Award by the Trustee;

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Reconstruction means a compromise or arrangement sanctioned or to be sanctioned by the court under section 425 of the Companies Act 1985 for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

Redundancy means redundancy within the meaning of the Employment Protection (Consolidation) Act 1978;

Relevant Period means in respect of an Award the period specified in a Participant’s Award Letter which will be at least five Plan Years from the first day of the Plan Year in which the Award is made;

Restricted Share Award means an irrevocable contingent award of Shares granted by the Trustee to a Recommended Participant pursuant to Rule 4;

Retirement shall mean retirement on or after the Participant’s normal retirement date under his contract of employment (or such other date as the Board may determine);

Rules means the rules to this Plan and includes any amendments effected in accordance with Rule 16 from time to time;

Shares means fully paid ordinary shares in the capital of the Company unless:

(i)	Rule 10.2 operates, in which case it shall mean fully paid ordinary shares in the capital of the Employing Company; or

(ii)	Rule 11.4 operates, in which case it shall mean fully paid ordinary shares in the capital of the company referred to in Rule 11.4;

Subsidiary means a subsidiary as defined in Section 736 of the Companies Act 1985;

Tax Liability means in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any Group Member is required to account for in respect of an Award;

Transfer Date means in relation to Shares other than Invested Shares the Dealing Day which is as soon as reasonably practicable after the Awards have Vested pursuant to Rules 11, 12, 13 or 14 and, in relation to Invested Shares means:

(i)
in relation to any Invested Shares a Participant has instructed the Trustee to sell or transfer, the date which is as soon as reasonably practicable after that Participant has instructed the Trustee in writing prior to the end of the Relevant Period of the Matched Invested Share Award to which the Invested Shares relate to sell or transfer all or some of those Invested Shares; and

(ii)
in relation to any other Invested Shares the date which is as soon as reasonably practicable after the Shares the subject of the Matched Invested Share Award to which the Invested Shares relate have Vested pursuant to Rules 11, 12, 13 or 14;

Trustee means the trustee from time to time of the BT Employee Trust established on 28 September 1994;

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Variation means a variation in the capital of the Company by way of sub-division, consolidation or reduction or a demerger of the Company;

Vesting means, in relation to a Participant, the absolute entitlement on a Dealing Day to the Shares which are the subject of a Matched Share Award or a Restricted Share Award and Vest, Vesting and Vested shall be construed accordingly.

(2)	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(3)	Any reference to a statutory provision shall be deemed to include that provision as the same may from time to time be amended or re-enacted and any statutory instrument pursuant to it.

(4)	Headings are for the sake of convenience only and shall not form part of the Rules.

2.	Committee Recommendations

2.1
The Committee will decide whether or not to request the Trustee to exercise its discretion to grant Awards under the Plan in respect of a Plan Year. If the Committee does so decide, its recommendation will be made in writing to the Trustee in respect of that Plan Year and will include, as appropriate, a recommendation in relation to the following:

2.1.1	the Recommended Participants under the Plan;

2.1.2	the percentage of the Annual Bonus to be applied in calculating the Restricted Share Awards;

2.1.3	if a Matched Invested Share Award is recommended, the maximum percentage of Net Annual Bonus which a Recommended Participant may elect to contribute as his Invested Amount;

2.1.4	the Multiple to be applied for each Recommended Participant in calculating the Matched Share Awards;

2.1.5	the Performance Requirement to be imposed on the Matched Share Awards and on the Restricted Share Awards (if any Performance Requirement is to be imposed on the Restricted Share Awards); and

2.1.6	the Relevant Period for the Awards, the conditions on which the Awards shall Vest and the recommended latest Transfer Date in relation to the Shares to which the Awards relate.

2.2
At the same time as making these recommendations to the Trustee, the Committee will give the Trustee a list of the relevant Annual Bonuses and Net Annual Bonuses in respect of each Recommended Participant.

2.3
The Committee can decide to operate the Plan at any time or times in respect of a Plan Year, although no Eligible Employee can be recommended as a Recommended Participant more than once in respect of a Plan Year.

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3.	Invitation to apply for the grant of a Matched Invested Share Award

3.1
If the Committee has recommended the grant of a Matched Invested Share Award to a Recommended Participant, a written invitation together with a Notice of Election will be sent to that Recommended Participant to apply to the Trustee for the grant of a Matched Invested Share Award.

3.2	The invitation will be made conditionally on the Trustee exercising its discretion to grant a Matched Invested Share Award for that Plan Year to the Recommended Participant and will specify:

3.2.1
the maximum percentage of Net Annual Bonus which the Recommended Participant may, in consideration of the grant of a Matched Invested Share Award, use as his Invested Amount and which the Recommended Participant may provide to the Trustee, wholly or partly, in Shares or cash;

3.2.2	the Performance Requirement to be imposed on the Matched Invested Share Award;

3.2.3	the Multiple to be applied to calculate the Recommended Participant’s Matched Invested Share Award;

3.2.4	the Relevant Period in respect of the Matched Invested Share Award;

3.2.5	the conditions on which the Matched Invested Share Award shall Vest;

3.2.6	the recommended latest Transfer Date in respect of the Invested Shares and the Shares the subject of the Matched Invested Share Award; and

3.2.7	the Acceptance Date.

3.3	To apply for the grant of a Matched Invested Share Award a Recommended Participant must return to the Company, no later than the Acceptance Date:

3.3.1	the Notice of Election duly signed and completed; and

3.3.2	the Invested Amount in accordance with Rule 3.4 or Rule 3.5 or both.

3.4	To the extent that the Invested Amount is contributed in cash, the Recommended Participant will make payment to the Trustee in accordance with the method and procedure specified in the invitation.

3.5
To the extent that the Invested Amount is contributed in Shares, the Recommended Participant will transfer Shares to the Trustee as specified in the invitation and will, if requested by the invitation, contribute an amount in excess of the Invested Amount which the Trustee may apply in accordance with Rule 4.3.4, or as otherwise notified to the Recommended Participant, to purchase further Shares, if necessary, to make up any shortfall in the Invested Amount, to the extent that the market value of the Shares transferred by the Recommended Participant is less than the market value of the Shares (calculated in accordance with Rule 4.3.3(ii)) acquired for the grant of Awards under Rule 4.3.

3.6	By applying for the grant of the Matched Invested Share Award pursuant to Rule 3.3, the Recommended Participant agrees that:

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3.6.1	if he is granted a Matched Invested Share Award the Trustee will:

(i)	to the extent that the Invested Amount is contributed in cash, apply his Invested Amount to purchase his Invested Shares during the Purchase Period;

(ii)
to the extent that the Invested Amount is contributed by the transfer of Shares to the Trustee, hold as Invested Shares the whole number of Shares calculated in accordance with Rule 4.3.3 and, if necessary, purchase any further Shares as Invested Shares in accordance with Rule 4.3.4;

3.6.2	the Shares the subject of the Matched Invested Share Award will be held by the Trustee for the Relevant Period, subject to Rule 3.6.6;

3.6.3	his Invested Shares will be held by the Trustee as bare trustee for the Relevant Period in respect of the Matched Invested Share Award to which those Invested Shares relate;

3.6.4
he may instruct the Trustee in writing to sell, transfer or otherwise dispose of his Invested Shares, during the Relevant Period but that if he instructs the Trustee to sell, transfer or otherwise dispose of his Invested Shares during the Relevant Period, the number of Shares the subject of the Matched Invested Share Award to which the Invested Shares relate will be correspondingly reduced;

3.6.5
any dividends declared on his Invested Shares during the Relevant Period will be reinvested (net of basic rate of tax deducted and an amount in relation to higher rates of tax calculated in accordance with Rule 7.1.2) by the Trustee in Shares as soon as reasonably practicable after those dividends have been paid to the Trustee and those Shares shall be held by the Trustee as part of the holding of the Invested Shares subject to the Rules mutatis mutandis as if the same were Invested Shares and, without prejudice to the generality of the foregoing, with the same Transfer Date as the Invested Shares to which they relate; and

3.6.6	subject to Rules 11, 12 and 13, a Participant’s Matched Invested Share Award will not Vest:

(i)	except to the extent that the Performance Requirement has been met, in whole or in part, by the end of the Relevant Period;

(ii)	except to the extent that the Participant has not instructed the Trustee to sell, transfer or otherwise dispose of any of his Invested Shares during the Relevant Period; and

(iii)	unless the Participant has been an Eligible Employee throughout the Relevant Period.

3.7	If a Recommended Participant does not wish to apply for the grant of a Matched Invested Share Award for that Plan Year, he may be asked to confirm in writing to the Committee that he does not wish to.

3.8
A Recommended Participant who does not apply for the grant of a Matched Invested Share Award for that Plan Year will still be eligible for the grant of a Restricted Share Award and of a Matched Restricted Share Award in respect of that Plan Year.

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3.9
The invitation may specify the basis on which the Trustee may, at its discretion, grant a Restricted Share Award and a Matched Restricted Share Award to the Recommended Participant and may enable the Recommended Participant to specify that he does not wish to be considered for the grant of a Restricted Share Award and Matched Restricted Share Award for that Plan Year.

4.	The granting of Awards

4.1	Following any recommendation by the Committee under Rule 2, the Trustee will decide as soon as reasonably practicable whether or not to exercise its discretion to grant pursuant to the Rules:

4.1.1
to the extent that the Committee has recommended the grant of any Matched Invested Share Awards, Matched Invested Share Awards to all or some of the Recommended Participants and otherwise in accordance with the Committee’s recommendations under Rule 2.1; and/or

4.1.2	Restricted Share Awards and Matched Restricted Share Awards to all or some of the Recommended Participants and otherwise in accordance with the Committee’s recommendations under Rule 2.1.

4.2
To the extent the Trustee decides not to exercise its discretion to grant a Matched Invested Share Award to a Recommended Participant in accordance with any recommendation of the Committee to do so under Rule 2.1, the invitation to a Recommended Participant to apply for the grant of a Matched Invested Share Award will immediately lapse and the Trustee will notify the Committee and the Recommended Participant of this and return to the Recommended Participant an amount equal to his Invested Amount and, to the extent that the Invested Amount was contributed in Shares, will as soon as practicable after such decision, effect the transfer to the Recommended Participant of such Shares.

4.3
If the Trustee decides to exercise its discretion to grant Matched Invested Share Awards and/or Restricted Share Awards and Matched Restricted Share Awards to all or some of the Recommended Participants in accordance with the Committee’s recommendations under Rule 2.1 it will:

4.3.1
make a Restricted Share Award to a Recommended Participant over such whole number of Shares equal to such whole number of Shares as the Trustee may purchase on the London Stock Exchange over the Purchase Period with an amount equal to the percentage of that Recommended Participant’s Annual Bonus recommended by the Committee under Rule 2.1.2 (less dealing costs), such Restricted Share Award to be granted subject to the Rules and, without prejudice to the generality of the foregoing, subject to the Performance Requirement (if any) recommended by the Committee under Rule 2.1.5 and subject to the Relevant Period, the conditions as to Vesting and the latest Transfer Date as recommended by the Committee under Rule 2.1.6;

4.3.2
make a Matched Restricted Share Award to a Recommended Participant over such whole number of Shares as is equal to the number of Shares under the Restricted Share Award granted to that Recommended Participant under Rule 4.3.1 multiplied by the Multiple recommended by the Committee under Rule 2.1.4, such Matched Restricted Share Award to be made subject to the Rules and, without prejudice to the generality of the foregoing, subject to the Performance Requirement recommended by the Committee under Rule 2.1.5 and subject to the Relevant Period, the conditions as to Vesting and the latest Transfer Date as recommended by the Committee under Rule 2.1.6;

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4.3.3	for a Recommended Participant who applied for the grant of a Matched Invested Share Award pursuant to Rule 3, and to whom the Trustee has decided to grant a Matched Invested Share Award;

(i)
to the extent that the Invested Amount is contributed in cash, purchase with the Invested Amount (less dealing costs) such whole number of Shares, which will be held as Invested Shares, as the Trustee may purchase on the London Stock Exchange over the Purchase Period;

(ii)
to the extent that the Invested Amount is contributed by the transfer of Shares, hold as Invested Shares such whole number of Shares whose value, taken as the price per Share or the average of the price per Share paid by the Trustee for the purchase of Shares on the London Stock Exchange over the Purchase Period (or by such other method as the Trustee may at its discretion notify to the Recommended Participant), is as near as possible equal (with any necessary roundings up or down at the Trustee’s discretion) to the amount of the Invested Amount so contributed, and if the number of Shares transferred to the Trustee has a market value (calculated in accordance with Rule 4.3.3(ii)) which is less than the market value of Shares at the time the Recommended Participant returned the Notice of Election to the Trustee, Rule 4.3.4 shall apply, such Shares to be held by the Trustee as Invested Shares, subject to the Rules and, without prejudice to the generality of the foregoing, subject to Rules 3.6.3 to 3.6.6.

4.3.4
to the extent that the number of Shares transferred to the Trustee have a market value (calculated in accordance with Rule 4.3.3(ii)) which is less than the market value of Shares at the time the Recommended Participant returned the Notice of Election, the Trustee will use the cash contribution referred to in Rule 3.5 to the extent necessary to make up any shortfall in the Invested Amount for the purchase of a whole number of Shares (less dealing costs) such Shares to be held by the Trustee as Invested Shares, subject to the Rules and, without prejudice to the generality of the foregoing, subject to Rules 3.6.3 to 3.6.6.

4.3.5
in consideration of the purchase or transfer of Invested Shares under Rule 4.3.3, grant a Matched Invested Share Award to that Recommended Participant over such whole number of Shares equal to such whole number of Shares as the Trustee may purchase on the London Stock Exchange over the Purchase Period with an amount equal to the Grossed Up Value and multiplied by the Multiple recommended by the Committee under Rule 2.1.4 (less dealing costs), such Matched Invested Share Award to be made subject to the Rules and, without prejudice to the generality of the foregoing, subject to the Performance Requirement recommended by the Committee under Rule 2.1.5 and subject to the Relevant Period, the conditions as to Vesting and the latest Transfer Date as recommended by the Committee under Rule 2.1.6.

5.	Award Letters

5.1	As soon as reasonably practicable after the end of the Purchase Period in respect of Awards the Trustee will send to each Participant an Award Letter confirming his Awards and specifying:

5.1.1	the number of Shares the subject of the Restricted Share Award and the Matched Restricted Share Award;

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5.1.2
if the Participant was granted a Matched Invested Share Award pursuant to 4.3.5, the number of Shares which are his Invested Shares which have been purchased with the Invested Amount (less dealing costs) and/or transferred to the Trustee as Invested Shares and the number of Shares the subject of the Matched Invested Share Award;

5.1.3
the Performance Requirement which must be achieved for the Matched Share Award and, if relevant, the Restricted Share Award to Vest (in whole or in part) as recommended by the Committee under Rule 2.1.5; and

5.1.4
the Relevant Period for the Awards, the conditions as to Vesting and the latest date on which the Shares the subject of those Awards may Vest and the recommended latest Transfer Date in relation to the Shares as recommended by the Committee under Rule 2.1.6.

5.2
The Trustee will also send to each Participant who applied for the grant of a Matched Invested Share Award pursuant to Rule 3 the balance (if any) of his Invested Amount (less dealing costs) with which the Trustee could not purchase a whole number of Shares and, if applicable the cash contribution referred to in Rule 3.5 or the balance (if any) of it (less dealing costs) with which the Trustee did not purchase a whole number of Shares.

6.	Non-transferability of Award

An Award is personal to a Participant and no rights in prospect under an Award may be transferred, assigned, charged or otherwise disposed of or dealt with by a Participant. If any Award is, that Award will immediately lapse.

7.	Dividends, scrip dividends and voting rights before Vesting

7.1	If dividends or scrip dividends are declared in respect of the Invested Shares by reference to a record date prior to the date of Vesting:

7.1.1	the dividends or scrip dividends will belong to the Participant but will be paid to the Trustee on behalf of the Participant;

7.1.2
in the case of a dividend in respect of a Share, the Trustee will reinvest that dividend, net of an amount (if any) equivalent to the highest marginal rate of income tax on the amount of that dividend (including any associated tax credit) which rate was applicable;

(i)	at the date that dividend was received by the Trustee; and

(ii)	in the territory in which the Participant for whom the Trustee holds that Share was then taxable, less the amount of any associated tax credit,

by purchasing Shares, as soon as reasonably practicable after the date of receipt of that dividend, unless the dividend is a dividend in specie paid in order to effect a demerger of the Company, in which case the Company will recommend to the Trustee whether the dividend will be retained or reinvested;

7.1.3
as soon as reasonably practicable after the receipt of a dividend in respect of a Share, the Trustee will pay to the Participant, for whom it holds that Share, any amount it retained under Rule 7.1.2 above and any balance of the dividend which cannot be used by the Trustee for the purchase of a whole number of Shares;

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7.1.4
the Shares purchased with the reinvested dividends will be held by the Trustee as part of the holding of the Invested Shares to which they relate subject to the Rules, mutatis mutandis as if the same were Invested Shares and without prejudice to the generality of the foregoing with the same Transfer Date as the Invested Shares to which those Shares relate;

7.1.5
in the case of a scrip dividend, or a dividend in specie paid in order to effect a demerger of the Company, the Trustee shall hold the Shares or any other shares following the Company’s recommendation under Rule 7.9.2, as part of the holding of the Invested Shares to which they relate subject to the Rules, mutatis mutandis as if the same were Invested Shares and without prejudice to the generality of the foregoing with the same Transfer Date as the Invested Shares to which those Shares relate.

7.2	Each Participant will be entitled to instruct the Trustee on:

7.2.1	how to vote or abstain from voting in relation to the Invested Shares; and

7.2.2	whether to accept or reject any offer in relation to the Invested Shares.

7.3
If dividends or scrip dividends are declared by reference to a record date prior to the date of Vesting in respect of the Shares the subject of the Restricted Share Awards and the Matched Share Awards:

7.3.1	the dividends or scrip dividends will belong and be paid to the Trustee;

7.3.2	in the case of a dividend, the Trustee will do the following as soon as reasonably practicable following the date of receipt of the dividend:

(a)	in the case of a dividend in specie paid in order to effect a demerger of the Company, retain or reinvest such dividend as appropriate so that it comprises only shares in the Employing Company; and

(b)	in the case of any dividend paid in any other circumstances, retain or reinvest such dividend as appropriate so that it comprises only Shares unless the Committee recommends otherwise;

7.3.3
the Shares or shares acquired by the Trustee under Rule 7.3.2 may, at the discretion of the Trustee, be held by the Trustee as part of the Awards to which they relate subject to the Rules, mutatis mutandis, as if the same were Shares subject to such Awards and without prejudice to the generality of the foregoing, subject to the same conditions as to Vesting and the same Transfer Date, as the Shares the subject of the Restricted Share Awards and the Matched Restricted Share Awards to which those Shares (or, in the case of Rule 7.3.2 (a), shares) relate;

7.3.4
in the case of the scrip dividend, the Trustee may, at its discretion hold the Shares as part of the holding of the Shares the subject of the Restricted Share Awards and the Matched Share Awards to which they relate subject to the Rules, mutatis mutandis as if the same were Shares subject to such Awards and without prejudice to the generality of the foregoing subject to the same conditions as to Vesting and the same Transfer Date as the Shares the subject of the Restricted Share Awards and the Matched Restricted Share Awards to which those Shares relate.

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7.4
The Trustee will, at its discretion, be entitled to vote or abstain from voting in respect of the Shares the subject of the Restricted Share Awards and the Matched Share Awards and accept or reject any offer in relation to the Restricted Share Awards and the Matched Share Awards.

8.	Rights issues or rights offers before Vesting

8.1
If prior to the date of Vesting the Company grants to the holders of Shares rights to acquire New Shares, in respect of the Invested Shares the Trustee shall as soon as reasonably practicable after receipt of the offer to acquire New Shares notify each Participant of the rights relating to his Invested Shares and each Participant may instruct the Trustee in writing to do one of the following:

8.1.1	take up all of the rights, subject to the provision by the Participant to the Trustee of the necessary funds; or

8.1.2	sell so many of the rights nil paid as will enable the Trustee to acquire the balance of the unsold rights; or

8.1.3	sell all of the rights nil paid and reinvest the proceeds of sale in Shares,

and in either case the Trustee will hold the New Shares or Shares so acquired as part of the holding of the Invested Shares to which they relate subject to the Rules, mutatis mutandis as if the same were Invested Shares and without prejudice to the generality of the foregoing subject to the same conditions as to Vesting and the same Transfer Date as the Invested Shares to which those Shares relate.

8.2
If the Trustee has not prior to two Dealing Days before the expiry of the period allowed for the exercise of such rights received a Participant’s instructions and/or the provision of the necessary funds in relation to those instructions, the Trustee will allow the Participant’s rights in relation to his Invested Shares to lapse.

8.3
If prior to the date of Vesting the Company grants to the holders of Shares rights to acquire New Shares, in respect of the Shares the subject of Restricted Share Awards and the Matched Share Awards, the Trustee may decide at its discretion whether to take up or sell or allow to lapse all or some of the rights.

8.4
If the Trustee decides to take up all or some of the rights, it will have discretion as to whether or not to hold the New Shares so acquired as part of the holding of the Shares the subject of the Restricted Share Awards and Matched Share Awards to which those Shares relate subject to the Rules, mutatis mutandis as if the same were Shares subject to such Awards and without prejudice to the generality of the foregoing, subject to the same conditions as to Vesting and the same Transfer Date as the Shares the subject of the Restricted Share and Matched Share Award to which those Shares relate.

8.5
The Trustee will notify each Participant of any adjustment made to the holding of Invested Shares, the Restricted Share Awards and the Matched Share Awards in relation to the rights attaching to the Shares the subject of those Awards as soon as reasonably practicable following the expiry period allowed for the exercise of rights to acquire New Shares.

9.	Capitalisation before Vesting

9.1	If prior to the date of Vesting the Company allots to the holders of the Shares New Shares by way of capitalisation:

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9.1.1
in respect of the Invested Shares, the Trustee will hold the New Shares so acquired as part of the holding of the Invested Shares subject to the Rules, mutatis mutandis as if the same were Invested Shares and without prejudice to the generality of the foregoing, subject to the same conditions as to Vesting and the same Transfer Date as the Invested Shares to which they relate;

9.1.2
in respect of the. Shares the subject of Restricted Share Awards and Matched Share Awards, the Trustee may decide at its discretion whether or not to hold the New Shares as part of the holding of Shares the subject of the Restricted Share Awards and the Matched Share Awards to which those Shares relate subject to the Rules, mutatis mutandis as if the same were Shares subject to such Awards and without prejudice to the generality of the foregoing subject to the same conditions as to Vesting and the same Transfer Date as the Shares the subject of the Restricted Share Awards and the Matched Share Awards to which those Shares relate.

10.	Variation in capital before Vesting

10.1	In the event of a Variation prior to the date of Vesting the Trustee will:

10.1.1	in respect of the Invested Shares, notify each Participant as soon as reasonably possible after receiving notification of the Variation;

10.1.2	make such adjustment to the Awards as is necessary and, if appropriate, following consultation with the Committee; and

10.1.3	confirm to each Participant any such adjustment made to his Awards as soon as reasonably practicable following the making of any adjustment.

10.2
In the event that an Award is to be adjusted following a Variation which is a demerger of the Company, a recommendation will be made to the Trustee to adjust an Award so as to be over shares in the Employing Company (“the Adjusted Award”). Each Adjusted Award will be equivalent to the Award which was adjusted (“the Unadjusted Award”) prior to the adjustment. An Adjusted Award will not be regarded as equivalent to an Unadjusted Award unless:

(i)	it is governed by the Rules in effect immediately before the preservation of the Unadjusted Award; and

(ii)
the total Market Value of the shares the subject of the Unadjusted Award is equal to the total Market Value immediately after the adjustment of the shares the subject of the Adjusted Award, calculated by reference to an averaging of the relevant Market Value, as recommended to the Trustee.

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The provisions of the Plan shall, for this purpose, be construed as if the Adjusted Awards were granted under the Plan at the same time as the Unadjusted Awards. References to the “Company” shall, in relation to the Adjusted Award and the Invested Shares, be taken as references to the Employing Company, and, references to “Share” shall be taken as references to a share in the Employing Company. The Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 10.2.

11.	Change of Control before Vesting

11.1
If prior to the date of Vesting there is a Reconstruction affecting Shares or an offer in respect of Shares which could result in a change of Control in relation to the Company, in respect of the Invested Shares:

11.1.1	the Trustee will, as soon as reasonably possible following receipt of:

(i)	in the case of a Reconstruction, notification of the meeting of shareholders to vote on the Reconstruction; and

(ii)	in the case of an offer, notification of the offer,

notify each Participant in writing of such notification;

11.1.2	following receipt of such notification pursuant to Rule 11.1.1 each Participant will instruct the Trustee in writing on the action to be taken in relation to his Invested Shares;

11.1.3
subject to Rule 11.1.4 if the Participant has instructed the Trustee pursuant to Rule 11.1.2 to receive on his behalf any consideration in relation to the Invested Shares any consideration so received by the Trustee will be held by the Trustee as part of the holding of Invested Shares and it will be subject to the Rules, mutatis mutandis, as if the same were the Invested Shares and without prejudice to the generality of the foregoing subject to the same conditions as to Vesting and the same Transfer Date as the Shares the subject of the Matched Invested Share Award to which those Shares relate; and

11.1.4
if the consideration for the Shares in respect of a Reconstruction or take-over would prevent the Plan from being an employees’ share scheme as defined in Section 743 of the Companies Act 1985, the Trustee will arrange for the consideration in respect of the Invested Shares to be paid or transferred to the Participants as soon as reasonably practicable or for the Invested Shares to be transferred to the Participant, or as he may direct as soon as reasonably practicable.

11.2
If prior to the date of Vesting there is a Reconstruction affecting Shares or an offer in respect of Shares which could result in a change of Control in relation to the Company, in respect of the Shares the subject of Restricted Share Awards not subject to a Performance Requirement the following provisions will apply:

11.2.1	a Participant’s Restricted Share Awards not subject to a Performance Requirement will Vest:

(i)	in the case of an offer, as soon as the change of Control takes effect; and

(ii)	in the case of a Reconstruction, on the date the Reconstruction is sanctioned by the court. If, however, the purpose and effect of the Reconstruction is to

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create a new holding company for the Company where such holding company would, following the Reconstruction, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the Reconstruction, Rule 11.4 may, with the consent of the Board, apply. If it does apply, the Restricted Share Awards not subject to a Performance Requirement will not Vest under this Rule 11.2.1(ii);

11.2.2
the Company will use its best endeavours to procure that in respect of the Awards which Vest in accordance with Rule 11.2(i), the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the offer;

11.2.3	the Shares the subject of Awards which Vest under Rule 11.2.1 shall be transferred by the Trustee to a Participant (or as he may direct) no later than the Transfer Date.

11.3
If prior to the date of Vesting there is a Reconstruction affecting Shares or an offer in respect of Shares which could result in a change of Control in relation to the Company, in respect of the Shares the subject of Matched Share Awards and Restricted Share Awards granted subject to a Performance Requirement the following provisions will apply:

11.3.1
a Participant’s Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement will Vest, but only to the extent specified by the Committee in accordance with Rule 11.3.2:

(i)	in the case of an offer, as soon as the change of Control takes effect; and

(ii)
in the case of a Reconstruction, on the date the Reconstruction is sanctioned by the court. If, however, the purpose and effect of the Reconstruction is to create a new holding company for the Company where such holding company would, following the Reconstruction, have substantially, the same shareholders and proportionate shareholders as those of the Company immediately prior to the Reconstruction, Rule 11.4 may, with the consent of the Board, apply. If it does apply, the Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement will not Vest under this Rule 11.3.1(ii);

11.3.2	the Committee will confirm:

(i)	in the case of an offer, as soon as practicable after the offer has been made; and

(ii)
in the case of a Reconstruction, as soon as practicable after the date of the court’s direction that a meeting of the holders of Shares should be convened to vote on the Reconstruction the minimum extent to which a Participant’s Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement may Vest, to the extent that the Performance Requirement has been met up to:

(i)	in the case of an offer, the date the change of Control takes effect; and

(ii)	in the case of a Reconstruction, the date the Reconstruction is sanctioned by the court.

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Subject to this, the Committee may decide to take other factors into account, which it believes to be relevant in permitting the Matched Share Awards and/or the Restricted Share Awards granted subject to a Performance Requirement to Vest beyond the extent to which the Performance Requirement has been met;

11.3.3
the Company will use its best endeavours to procure that to the extent the Awards Vest in accordance with Rule 11.3.1(i), the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the offer;

11.3.4	to the extent that the Awards Vest under Rule 11.3.1 the Shares the subject of those Awards shall be transferred by the Trustee to a Participant (or as he may direct) no later than the Transfer Date;

11.3.5	to the extent that the Awards do not Vest or continue under Rule 11.3.1 those Awards will immediately lapse;

11.3.6	if, at any time within the period of 12 months following the date of any change of Control of the Company, a Participant ceases to be an Eligible Employee on account of:

(i)	termination of employment by the relevant Group Member for a reason other than gross misconduct; or

(ii)	the Participant’s resignation because the nature of his duties are such that the Participant believes that he has lesser duties and responsibilities than before the change of Control,

the Participant will be entitled to receive an amount which is equal in value to the difference between the aggregate market value (being in relation to a Share on any day, an amount equal to its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on that day (“Market Value”)) of the Shares he became entitled to when his Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement Vested under Rule 11.3.1 and the aggregate Market Value of the Shares he would have become entitled to had those Awards Vested at that time as if the Performance Requirement had been met in full. For the purposes of this Rule 11.3.6, the Market Value used shall be the Market Value of a Share as at the date his Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement Vested. Any amount payable under this Rule 11.3.6 shall be payable, subject to any deduction required by law to be made, within thirty days after the cessation of employment concerned. This Rule 11.3.6 will not apply to a Participant’s Matched Share Awards and/or Restricted Share Awards granted subject to a Performance Requirement if Rule 11.4 applied to those Awards following a Reconstruction.

11.4
If, before the Matched Share Awards of Restricted Share Awards have Vested, any company (the “Acquiring Company”) obtains Control of the Company in pursuance of a Reconstruction and the Acquiring Company has agreed the outstanding Awards should continue, the Trustee will before midday on the day immediately before the date for which the shareholders’ meeting to vote on the Reconstruction is convened, take such action as is appropriate to acquire shares in the Acquiring Company. On this basis, Participants’ Restricted Share Awards not subject to a Performance Requirement and/or Matched Share Awards and Restricted Share Awards granted subject to a Performance Requirement (“Old Awards”) will become awards (“New Awards”) in respect of the shares acquired by the Trustee in respect of

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the Shares subject to the Old Awards. Each New Award will be equivalent to each Old Award before the change of Control. The New Awards will not be regarded as equivalent to the Old Awards unless:

(i)	they are governed by the Rules in effect immediately before the release of the Old Awards; and

(ii)
the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value immediately after the release of the shares the subject of the New Awards. The provisions of the Plan will, for this purpose, be constructed as if the New Awards were granted under the Plan at the same time as the Old Awards.

References to Shares will, in relation to the New Awards, be taken as references to shares of the company whose shares are under New Awards. References to the Company shall be taken to be references to the company whose shares are under the New Awards, where appropriate. The New Awards will not Vest/lapse if Rule 11 applies following and in respect of the change of Control which led to the grant of the New Awards. The Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 11.4. This Rule 11.4 is subject to Rule 11.2.1 (ii) and Rule 11.3.1 (ii).

12.	Winding-up of the Company before Vesting

12.1
If prior to the date of Vesting the Company passes a resolution for the compulsory winding-up of the Company, the Trustee will as soon as reasonably practicable following receipt of the notification of the proposed resolution:

12.1.1	transfer to a Participant his Invested Shares;

12.1.2	decide whether or not to Vest the Restricted Share Awards and/or the Matched Share Awards and if so, to what extent.

12.2	To the extent that the Trustee decides to Vest the Matched Share Awards and/or the Restricted Share Awards, it will transfer the Shares the subject of those Awards no later than the Transfer Date.

12.3
If the Trustee decides not to Vest the Matched Share Awards and/or the Restricted Share Awards within ten Dealing Days following receipt of the proposed resolution, those Awards will immediately lapse.

13.	Termination of employment before Vesting

13.1	If a Participant ceases or is to cease to be an Eligible Employee on any day before the Award Vests the Company will confirm this in writing to the Trustee as soon as reasonably practicable and:

13.1.1
the Trustee will, subject to Rules 13.1.3(ii), 13.1.4(ii) and 13.1.5, transfer all the Participant’s Invested Shares to the Participant, or as he may direct, no later than ten Dealing Days from the date that the Trustee is notified that the Participant has ceased to be an Eligible Employee;

13.1.2	subject to Rules 13.1.3, 13.1.4 and 13.1.5, the Matched Share Award and the Restricted Share Award will lapse on the date the Participant has ceased to be an Eligible Employee;

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13.1.3
if the Participant ceases to be an Eligible Employee on any day before the date on which the Award would Vest in accordance with Rule 14 on account of Death, Injury, Redundancy, Illness, Disability or Retirement, the Trustee may, in its absolute discretion, and taking into account the recommendations of the Committee:

(i)
preserve all or part of the Matched Share Award and/or the Restricted Share Award and decide as soon as reasonably practicable following notification of the cessation either to Vest all or part of the Matched Share Award and/or the Restricted Share Award before the date on which the Award would Vest in accordance with Rule 14 or to preserve all or part of the Matched Share Award and/or the Restricted Share Award until the date on which the Award would Vest in accordance with Rule 14 and subject to the Rules; and

(ii)
if it thinks it appropriate, not transfer the Participant’s Invested Shares to the extent that the Trustee has decided in accordance with Rule 13.1.3(i) to preserve all or part of the Matched Invested Share Award until the date on which the Award would Vest in accordance with Rule 14 and subject to the Rules;

13.1.4	if the Participant ceases to be an Eligible Employee for any reason other than the ones referred to in Rules 13.1.3 and Rule 13.1.5 does not apply:

(i)
the Matched Share Award and/or the Restricted Share Award will lapse on the date he so ceases, unless the Committee decides otherwise, or unless (being female) she is entitled to exercise and subsequently does not exercise the statutory right (or any corresponding contractual right) to resume employment as an Eligible Employee after an absence due to pregnancy; and

(ii)
if the Trustee thinks it appropriate, it may not transfer the Participant’s Invested Shares to the extent that all or part of the Matched Invested Share Award has been preserved in accordance with Rule 13.1.4(i) until the date on which the Award would Vest in accordance with Rule 14 and subject to the Rules. For the avoidance of doubt, during the Relevant Period this Rule 13.1.4 takes precedence over Rule 14.4. Following the end of the Relevant Period, this Rule 13.1.4 operates subject to Rule 14.4.2. If following the end of the Relevant Period the Participant resigns but his Award does not Vest under Rule 14.4.2, it will lapse;

13.1.5
if the Participant ceases to be an Eligible Employee on any day before the date on which the Award would Vest in accordance with Rule 14 following termination of employment by the relevant Group Member for any reason other than (i) gross misconduct, breach of contract, serious shortfall in performance; or (ii) one of the reasons referred to in Rule 13.1.3, any Matched Share Awards and/or Restricted Share Awards that are within two years of their Expected Vesting Date on either the date on which he ceases to be an Eligible Employee or, if later, the date on which he would have ceased to be an Eligible Employee on the expiry of his full contractual notice period, will be preserved until the date on which the Award would Vest in accordance with Rule 14 and subject to the Rules and his Invested Shares will not be transferred to him until the end of the Relevant Period and subject to the Rules. In all cases other than where Rule 14.3 applies to the Participant, for the purposes of this Rule 13.1.5 the Expected Vesting Date for any Matched Share Award and/or Restricted Share Award shall be 1 August in the year in which the Relevant Period for that Award ends.

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13.1.6
if all or part of the Matched Share Awards and/or the Restricted Share Awards Vest pursuant to Rule 13.1.3 or Rule 13.1.4, the Trustee will transfer the Shares the subject of those Vested Awards to the Participant, or as he may direct, not later than the Transfer Date;

13.1.7
if any Group Member is obliged to account for any Tax Liability of a Participant in respect of the Shares to be transferred to him following the Vesting of the Awards to which those Shares relate, the Trustee shall be entitled to pay the Tax Liability by selling such number of Shares the subject of those Awards as is necessary and transferring the balance of those Shares to the Participant or as he may direct;

13.1.8
to the extent that all or part of a Matched Share Award and/or Restricted Share Award has not Vested or been preserved within ten Dealing Days of the date of cessation, the Matched Share Award and/or the Restricted Share Award will lapse.

14.	Transfer of Invested Shares and Vesting of Awards

14.1
As soon as reasonably practicable prior to the end of a Relevant Period applicable to Awards (or, where Rule 14.3 applies, as soon as reasonably practicable prior to the Vesting date specified in that Rule) the Trustee will write to each Participant granted such Awards asking each Participant to confirm in writing to the Trustee within ten Dealing Days prior to the end of the Relevant Period (or the Vesting date under Rule 14.3, if that Rule applies) whether he wishes the Trustee to:

14.1.1
transfer or sell at the Participant’s direction the Participant’s Invested Shares relating to the Matched Invested Share Award as soon as reasonably practicable after the end of the Relevant Period; or

14.1.2	transfer or sell at the Participant’s direction those Invested Shares on the Transfer Date of the Shares the subject of the applicable Matched Share Award.

14.2	Subject to Rule 14.3, to the extent that Awards have not already Vested under Rules 11, 12 or 13, they will Vest in whole or in part on the next Dealing Day following the end of the Relevant Period:

14.2.1	provided that the Participant has on the last day of the Relevant Period, been an Eligible Employee up to the last day of the Relevant Period;

14.2.2	in respect of the Matched Share Awards to the extent that the Performance Requirement has been met; and

14.2.3	in respect of the Matched Invested Share Awards to the extent that the relevant Invested Shares have been held by the Trustee until the last day of the Relevant Period; and

14.2.4	in respect of the Restricted Share Awards, if they were granted subject to any Performance Requirement, to the extent that the Performance Requirement has been met;

and Awards will not Vest before the last day of the Relevant Period even if the Committee has decided before then the extent to which the Performance Requirement has been satisfied.

14.3	In the case of a Participant who is a member of the Board and to the extent that any of his Awards have not already Vested under Rules 11, 12 or 13, they will Vest in whole or in part

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and, in respect of the Matched Share Awards, to the extent that the Performance Requirement has been met, on the next Dealing Day immediately following the 1st January next following the end of the Relevant Period, subject to Rule 14.4.

14.4	If a Participant who is a member of the Board ceases to be an Eligible Employee before any of his Awards have Vested under Rule 14.3:

14.4.1	following termination of employment by the relevant Group Member for gross misconduct or breach of contract his Awards will lapse on the date he so ceases; or

14.4.2
because the Participant terminates his employment, his Award will not Vest until the end of the period of three months following the date of termination of his employment and then only if he has not commenced employment with any UK telecommunications company in the FTSE 100.

14.5
The Committee shall decide to what extent the Performance Requirement has been met as soon as reasonably practicable and shall inform the Trustee of its decision as soon as reasonably practicable following the reaching of its decision.

14.6
To the extent that the Performance Requirement has not been met by the date specified on the Date of Award, a Matched Share Award and, if relevant, a Restricted Share Award, will lapse and the Participant will not receive Shares the subject of the Matched Share Award nor, if relevant the subject of the Restricted Share Award to the extent that it has lapsed.

14.7
If dividends or scrip dividends are declared in respect of the Shares the subject of Awards by reference to a record date after the last day of the Relevant Period, but prior to the Transfer Date of those Shares, each Participant will, to the extent that the Shares the subject of those Awards have Vested, be entitled to those dividends or scrip dividends in respect of the Shares the subject of the Vested Award.

15.	Transfer of Shares

15.1
To the extent that an Award has Vested under Rules 11, 12, 13 or 14 and subject to Rule 15.2, Shares the subject of Vested Awards will be transferred by the Trustee to a Participant or as he may direct no later than the Transfer Date and the Trustee shall act pursuant to the Participant’s instructions in relation to his Invested Shares under Rule 14.1.

15.2
If any Group Member is obliged to account for any Tax Liability of a Participant in respect of the Shares to be transferred to him following the Vesting of the Awards to which those Shares relate, the Trustee shall be entitled to pay that Tax Liability by selling such number of Shares the subject of those Awards as is necessary and transferring the balance of those Shares to the Participant or as he may direct.

16.	Administration and amendment of the Plan

16.1
The Committee with the consent of the Trustee will have the power from time to time to make, waive or amend such regulations for the implementation and administration of the Plan, in a manner not inconsistent with the Plan as it thinks fit and to waive or make any amendments to these Rules as it considers desirable.

16.2
Any matter pertaining or pursuant to the Plan which is not dealt with by these Rules, and any uncertainty as to the meaning of these Rules, will be determined or resolved by the decision of the Committee. Any such decision will be final and conclusive.

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16.3	Participants may be entitled to receive copies of accounts, circulars and notices sent to holders of Shares prior to the later of Vesting and/or the Transfer Date.

16.4
The provisions of the Company’s Articles of Association for the time being with regard to the service of notices on persons holding Shares will apply mutatis mutandis to any notice to be given under the Plan to or by a Participant.

16.5	No account will be taken of Awards or rights in prospect under them for the purposes of any redundancy or severance scheme operating within the Group.

16.6	Participation under the Plan by participants will not form part of their contracts of employment.

16.7
Nothing in this Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any Group Company to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group, the Board, the Trustee or their respective agents and employees and liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

16.7.1	the lapsing of any Awards pursuant to the Rules;

16.7.2	the failure or refusal to exercise any discretion under the Rules; and/or

16.7.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other Group Member for any reason whatever as a result of the termination of the employment relationship with the Company or any other Group Member.

16.8
Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other Group Member for any reason as a result of dismissal shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Award, the Plan or any instrument executed pursuant to it.

16.9	The Company will bear the cost of establishing and administering the Plan.

16.10	The Committee may delegate all or any of its powers to operate the Plan to a sub-committee as authorised by the Board.

16.11
A Participant may at any time renounce an Award, (in whole but not in part) by serving notice in writing to the Trustee of such intention. The renunciation will be effective from the date of receipt of such notice by the Trustee.

16.12
The Trustee will have discretion to increase the number of Dealing Days by which it or the Committee or the Participant must do anything under the Rules provided that it does not increase the number of Dealing Days to more than 20 Dealing Days more than the number originally provided under the Rules.

16.13	Shares may not be purchased, transferred or sold by the Trustee or on behalf of a Participant nor Awards granted or Vested during a Close Period.

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16.14	Any reference in these Rules to Shares being transferred to a Participant will include transfers to the Participant’s nominee.

17.	Termination

17.1	The Board or the Committee may terminate the Plan at any time but no Award may be granted under the Plan later than the Plan Year commencing 1st April 2003.

17.2	The termination of the Plan will not affect Awards already granted.

18.	Governing Law and Jurisdiction

These Rules will be governed by and construed in accordance with English Law. Each Participant, the Company and any other Group Member submits to the jurisdiction of the English courts in relation to anything arising under the Plan.